Exhibit 99.3

Summary of Press Release Disclosed Items
Net Income Impact ($MM)

	1Q'05		1Q'06
Cards	$(12	)(4)	$76	(8, 9, 10)
Retail Distribution	70	(2, 4)	28	(8, 9, 10)
Consumer Lending	(2	)(4)	26	(8, 9, 10)
Commercial Business Group	108	(1, 4)	(3	)(8, 9, 10)
US Consumer	164		128
Cards	(9	)(4)	15	(8, 9, 10)
Consumer Finance	(24	)(4)	(3	)(9, 10)
Retail Banking	(44	)(4)	32	(8, 9, 10)
International Consumer	(77)		44
Other Consumer	(109	)(3)	24	(8, 9, 10)
Global Consumer	(22)		196

Capital Markets and Banking	(132	)(5)	(122	)(8, 9, 10)
Transaction Services	(19	)(5)	19	(8, 9, 10)
Other	—		—
Corporate & Investment Banking	(151)		(103)

Smith Barney	(17	)(6)	(107	)(9, 10)
Private Bank	(5	)(6)	1	(8, 9, 10)
Global Wealth Management	(22)		(106)

Alternative Investments	—		53	(8, 9, 10)

Corporate / Other	—		38	(8, 9, 10)

Discontinued Operations	(4	)(7)	59	(8)

(1)
Gain on sale of CitiCapital Transportation Finance Business of $161 pre-tax ($111 after-tax) in the Commercial Business Group

(2)
$114 pre-tax ($72 after-tax) in Retail Distribution relating to the resolution of previously disclosed litigation involving Golden State Bancorp

(3)
Loss on sale of Manufacturing Housing of ($176) pre-tax (($109) after-tax) in Consumer Other

(4)
Repositioning expenses of ($150) pre-tax (($95) after-tax) comprised of ($19) (($12) after-tax) in US Cards, ($3) (($2) after-tax) in Retail Distribution, ($3) (($2) after-tax) in Consumer Lending, ($4) (($3) after-tax) in Commercial Business Group, ($13) (($9) after-tax) in Intl Cards, ($38) (($24) after-tax) in Intl Consumer Finance and ($70) (($44) after-tax) in Intl Retail Banking

(5)
Repositioning expenses of ($243) pre-tax (($151) after-tax) comprised of ($212) (($132) after-tax) in CM&B and ($31) (($19) after-tax) in GTS

(6)
Repositioning expenses of ($35) pre-tax (($22) after-tax) comprised of ($28) (($17) after-tax) in Smith Barney and ($7) (($5) after-tax) in Private Bank

(7)
Repositioning expenses of ($7) pre-tax (($4) after-tax) in Discontinued Operations (related to Asset Management)

(8)
Tax benefits related to favorable resolution of an audit of $657 comprised of $89 in US Cards, $51 in US Retail Distribution, $31 in Consumer Lending, $4 in Commercial Business Group, $20 in International Cards, $55 in International Retail Banking, $40 in Other Consumer, $151 in CM&B, $25 in GTS, $13 in the Private Bank, $58 in Alternative Investments, $61 in Corporate/Other and $59 in Discontinued Operations

(9)
Impact of FAS 123(R) charge for stock awards granted to retirement-eligible employees in 2006 for the 2005 performance year of (($648) pre-tax) ($398) after-tax comprised of ($10) in US Cards, ($18) in Retail Distribution, ($4) in Consumer Lending, ($6) in Commercial Business Group, ($4) in International Cards, ($2) in International Consumer Finance, ($18) in International Retail Banking, ($13) in Other Consumer, ($215) in CM&B, ($5) in GTS, ($78) in Smith Barney, ($10) in the Private Bank, ($4) in Alternative Investments, ($11) in Corporate Other

(10)
Impact of FAS 123(R) accrual of estimated cost of stock awards for retirement-eligible employees that were earned in the first quarter 2006 of (($198) pre-tax) ($122) after-tax comprised of ($3) in US Cards, ($4) in Retail Distribution, ($1) in Consumer Lending, ($1) in Commercial Business Group, ($1) in International Cards, ($1) in International Consumer Finance, ($5) in International Retail Banking, ($3) in Other Consumer, ($58) in CM&B, ($1) in GTS, ($29) in Smith Barney, ($2) in the Private Bank, ($1) in Alternative Investments, ($12) in Corporate Other

Note: impact of 1Q'06 LLR activity can be found in page 37 of the Financial Supplement.